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                                                                    EXHIBIT 10-a

                            AMSOUTH BANCORPORATION

                           EXECUTIVE INCENTIVE PLAN



                                   ARTICLE I
                                   ---------

                          ESTABLISHMENT AND PURPOSES


1.1 By this document AmSouth Bancorporation (further referenced as "AmSouth" or the "Corporation") restates, effective for Plan Years beginning on or after January 1, 1995, the AmSouth Bancorporation Executive Incentive Plan (the "Plan").


1.2  The purposes of the Plan are:

      A. To optimize AmSouth's profitability and growth consistent with its goals and objectives;

      B. To optimize retention of a highly competent senior management group by providing Participants short-term incentive compensation, which, when combined with base salary, long-term incentive compensation, and benefits, is fully competitive with other major bank holding companies;

      C. To pay incentive awards within the Plan that correlate well with the relative contributions made by Participants throughout all management levels of the corporation;

      D. To encourage accountability on the part of Participants by connecting a portion of the incentives paid to the performance of the organizational units for which the Participants are responsible; and

      E. To encourage teamwork and involvement on the part of Participants by connecting a portion of the incentives paid to the performance of the larger unit of which they are a part, or for which they provide support.
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                                  ARTICLE II
                                  ----------

                              CERTAIN DEFINITIONS

2.1 "Award" means the money determined under this Plan to be due to a Participant as a result of performance during a Plan Year, which shall be paid, or the payment of which may be deferred, as provided in this Plan.

2.2 "Award Date" means that date, as soon as practicable after the performance evaluations of the corporation, each line or staff support unit, and the applicable participants are completed, on which awards are paid, or deferred as the case may be.

2.3 "Base Compensation" means the base salary earned by a Participant during a Plan Year.

2.4 "Beneficiary" means the beneficiary named by a Participant in writing filed with the Compensation Committee. If a Participant does not wish to name a beneficiary, the Beneficiary under this Plan will be the same as his or her beneficiary under the AmSouth Bancorporation Thrift Plan or any successor thereto in effect on the date of the Participant's death.

2.5 "Compensation Committee" means the Compensation Committee of the Board of Directors of AmSouth Bancorporation or any successor Committee that performs similar functions. This committee administers and interprets the Plan; any decision made by the Compensation Committee is final and binding on the Participant and the Participant's Beneficiary.

2.6 A "Participant" is a senior AmSouth executive who is recommended by management and chosen each year by the Compensation Committee to participate with respect to the next Plan Year. Furthermore, a Participant must sign, and the Compensation Committee must accept, an "AmSouth Bancorporation Executive Incentive Plan Annual Election Form" unless an executive is
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     selected to be a Participant during the Plan Year. Except as specifically stated in this Plan, all provisions of this Plan govern all Participants.

2.7 "Peer Bank Group" is all U.S. banks which have assets ranging from one half to two times AmSouth's size as of the beginning of any given Plan Year.

2.8  "Plan Year" means a calendar year.



                                  ARTICLE III
                                  -----------

                                 PARTICIPATION


A Plan Participant will not be qualified to receive an Award for a Plan Year unless he or she was approved for entry into the Plan by the Compensation Committee and is still working for AmSouth on the Award Date for that Plan Year. However, retirement, death, disability or an approved leave of absence will not disqualify a Participant; rather, a proportionate payment based on the time worked during the Plan Year will be made to the Participant or to his or her Beneficiary, as the case may be. If an executive leaves AmSouth's employ for any other reason, the Compensation Committee may, in its sole discretion, make an Award to him or her of a proportionate payment based on the time worked during the Plan Year.


                                  ARTICLE IV
                                  ----------

                            DETERMINATION OF AWARDS


4.1 As a starting point, the most appropriate units of the business for goal establishment and performance measurement under this Plan will be determined for each Participant. The business units will essentially be either the Corporation, a line delivery unit, or a staff support unit. Each Participant will have a "sub-unit" (unit that he or she directly manages and has accountability for) and a "total unit" (larger unit that he or she is most directly related to in carrying out his or her
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EXECUTIVE INCENTIVE PLAN
REVISED JANUARY 1, 1995
PAGE 4

     responsibilities). Each of these units will be assigned a percentage weighting with the two weightings totaling 100%. The appropriate business units for each Participant will be weighted with an emphasis on accountability, but also a recognition of teamwork or support. Annual goals and performance criteria will be established, and results will be assessed to determine a performance rating.

4.2 The importance of sound goal setting is critical to the success of this Plan. The goal setting process will be directly connected to the annual business plan and resulting budget, and will begin with Participants at the highest levels in the Corporation. The goals set for these Participants will then be interpreted further down in the organization to all levels of Participants with the general intent that the goals for all of the various levels support or add up to the goals for the Corporation. Goals setting for the line delivery managers will be largely consistent, objective, and numerically or financially oriented. Goal setting for staff support positions will be as objective as possible, but also will involve the inclusion of various goals which are inherently more subjective in nature. In these cases, measurement will be based on sound judgment supported by as much observation and input as possible. Once determined, goals will be documented on the EXECUTIVE INCENTIVE PLAN GOAL SETTING AND EVALUATION FORM. (See Exhibit A.)

4.3 A "corporate rating" will be determined at year end based on the Compensation Committee's evaluation of the year's results against the annual goals approved by the Compensation Committee at the beginning of the Plan Year. Primary emphasis will be placed on an "Earnings Per Share" goal. Emphasis will also be placed on other objective performance measures compared to goals. These will include, but not be limited to, Return on Average Assets, Return on Average Equity, Credit Quality Measures, Efficiency Ratio, Loan Growth, Deposit Growth and Non-Interest Revenue Growth. Finally, some emphasis will also be placed on subjective factors that will impact the year's performance. The weightings placed on each of these areas will be determined by the Compensation Committee at the beginning of each Plan Year. The Corporate
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     rating can range from 0.0 to 2.0, with 1.0 basically representing goal attainment. For "units below the corporate level," goals with appropriate weightings also will be set. Results will be evaluated against goals, and one of the following five general achievement levels will apply for each goal resulting in a performance rating from 0.0 to 2.0.

        Performance                        Performance                          Performance
        Categories                         Description                          Rating Range
- -------------------------------------------------------------------------------------------------------
        Outstanding                        Significantly Exceeded Goals         1.6 - 2.0

        More Than Expected                 Exceeded Goals                       1.2 - 1.5

        Expected                           Met Goals                            0.9 - 1.1

        Needs Improvement                  Fell Short of Goals                  0.1 - 0.8

        Unacceptable                       Significantly Fell Short of Goals       0.0
- -------------------------------------------------------------------------------------------------------

Sound judgment will be utilized to determine a performance category and a performance rating within the corresponding range based on actual results versus goal. Overall monitoring will be performed on a centralized basis by Corporate Human Resources to ensure as much consistency in this area as possible. Performance under the Plan will be rated at mid-year and at year-end utilizing the EXECUTIVE INCENTIVE PLAN GOAL SETTING AND EVALUATION FORM. (See Exhibit A.)

4.4 A "base bonus opportunity" will be set for each Participant as a percent of base pay by referencing market data on an annual basis. This will represent the percentage payout associated with the basic achievement of established goals represented by the overall rating (total unit and sub unit). If the sub-unit's total performance rating is less than 0.6, the Participant will not receive a payout under the Plan (regardless what the total unit's total performance rating is). Assuming that the sub-unit's total performance rating is 0.6 or higher, an overall performance rating (sub unit plus total unit) ranging from 0.0 - 2.0 will determine the tentative payout percentage for a Participant. A rating of 1.0 will basically indicate that goals have been achieved and that 100% of the "base bonus opportunity" will be the tentative payout percentage for a Participant. Overall performance
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     ratings above or below 1.0 can cause the tentative payout percentage to be as high as 200% of the base bonus opportunity or a percentage less than 100% of the base bonus opportunity. The actual calculation of the tentative payout percentage is performed by multiplying the base bonus opportunity by the overall performance rating.

4.5 A "special adjustment factor" will be allowed on a limited basis to adjust the tentative payout percentage up or down by as much as 33% of the base bonus opportunity in the case of extraordinary circumstances. Such circumstances could include, but would not be limited to: (I) positive or negative differences in the performance environment not contemplated when business unit goals were set; and (ii) exemplary individual actions. The special adjustment factor, if applicable, would be a percentage added to the tentative payout percentage as calculated under Section 4.4 to determine the actual payout percentage. The Base Compensation for the Plan Year will be multiplied by the actual payout percentage to determine the cash incentive Award earned.


                                   ARTICLE V
                                   ---------

                            DISTRIBUTION OF AWARDS


Unless a Participant has elected to defer receipt of his or her Award under
Article VI, the Award will be paid in the form of a cash bonus. However, if a Participant dies prior to the Award Date, the designated Beneficiary will be paid the amount of the Award in a single cash sum whether or not the Participant has made an election to defer any part or all of the Award as provided for in
Article VI. All Awards will be paid net of any required federal, FICA, state or local tax withholdings.
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                                  ARTICLE VI
                                  ----------

                                   ELECTIONS


6.1 Before the beginning of each Plan Year, each Participant, who wishes to defer his or her Award, if any, for the upcoming year, must fill out a form titled, "AmSouth Bancorporation Executive Incentive Plan Annual Election Form". (See Exhibit B.) Utilizing this form, a Participant can defer receiving all of his or her Award or the amount exceeding a designated dollar amount of the Award. This signed form must be returned to the designee of the Compensation Committee before January 1 of the Plan Year. The Participant's choice for a given Plan Year can never be changed. However, each Participant can make new and different choices for later Plan Years.

6.2 Due to the complexity of the rules governing these deferrals, a separate agreement (the "Executive Incentive Award Deferral Agreement") will be provided to a Participant for acceptance at the time of his or her actual deferral.

6.3 The Compensation Committee has the right to discontinue the deferral feature of this Plan at any time, at its discretion. Discontinuation will not affect any Awards previously made to and deferred by a Participant; those Awards will continue to be governed by the terms of the Executive Incentive Award Deferral Agreement.


                                  ARTICLE VII
                                  -----------

                                 MISCELLANEOUS


7.1 AmSouth will not under any circumstances make any payment under this Plan or under the Executive Incentive Award Deferral Agreement to any assignee or creditor of a Participant or of his or her Beneficiary. Before a Participant actually receives a payment under this Plan, neither he or she nor a designated Beneficiary has any right, even in anticipation of receiving a payment,
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     to assign, pledge, grant a security interest in, transfer or otherwise dispose of any interest under this Plan or under the Executive Incentive Award Deferral Agreement. Furthermore, a Participant's rights cannot be assigned or transferred even by operation of law.

7.2 This Plan gives the Participant no right to be retained in AmSouth's employment.

7.3 The Compensation Committee can end or change this Plan (including the provisions of the Executive Incentive Award Deferral Agreement) at any time. However, neither the Compensation Committee nor the Board of Directors of AmSouth Bancorporation can take away any Award which a Participant has already been paid or which a Participant has deferred, or any Award a Participant might receive for the Plan Year when the Compensation Committee acts.

7.4 This Plan is to be governed and interpreted as provided in the laws of the State of Alabama.

7.5 Neither an executive nor any officer or employee of AmSouth Bancorporation or any of its subsidiaries has any claim or right to be included in the Plan or to be granted an Award unless and until (i) he or she has become a participant for the Plan Year in question and (ii) his or her Award has been made.

IN WITNESS OF THE AMENDMENT AND RESTATEMENT OF THE PLAN, AmSouth Bancorporation has caused this document to be executed by its authorized officers as of the 1st day of January, 1995.

ATTEST:                                      AMSOUTH BANCORPORATION


_____________________________                ______________________________
Its Secretary                                Its Chairman of the Board